LAWLER & ASSOCIATES

a professional law corporation

1530 - 9th Avenue, S.E.

Calgary, Alberta T2G 0T7

Telephone: 403-693-8014

Facsimile: 403-272-3620

     W. Scott Lawler, Esq.

___________________

Admitted in California

January 17, 2005

Westsphere Asset Corporation Inc.

2140 Pegasus Way NE
Calgary, Alberta Canada T2E 8M5

Re: Registration Statement on Form S-8 – Westsphere Asset Corporation Inc. Year 2004 Stock option and Stock Award Plan

Ladies and Gentlemen:

At your request, I am rendering this opinion in connection with the proposed issuance, pursuant to the Westsphere Asset Corporation Inc. 2004 Stock Option and Stock Award Plan (the "Plan"), of up to 7,500,000 shares (the "Shares") of common stock, no par value ("Common Stock"), of Westsphere Asset Corporation Inc., a Colorado corporation (the "Company").

I have examined instruments, documents and records, which are deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, I am of the opinion that the Shares issuable by the Company pursuant to the Plan, when issued in accordance with the provisions of the Plan and the stock option agreements entered into thereunder and in the manner referred to in the prospectus associated with the Registration Statement on Form S-8, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

I express no opinion as to matters of law in jurisdictions other than the federal securities laws of the United States and the corporate law of the State of Colorado, and the opinions herein as to such law are based solely on our review of standard compilations of the official statutes of the State of Colorado.

This opinion is rendered solely for your use as an exhibit to the Registration Statement on Form S-8 and may not be relied upon for any other purpose. I disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ W. Scott Lawler

W. Scott Lawler, Esq.